Exhibit 99.1


               Ultralife Batteries Reports Second Quarter Results



    NEWARK, N.Y.--(BUSINESS WIRE)--Aug. 4, 2005--Ultralife Batteries, Inc. (NASDAQ: ULBI) reported results for the second quarter ended July 2, 2005. Revenues for the quarter were $21.6 million compared to $28.4 million for the same period last year. Operating income for the quarter was $0.2 million, in line with management's guidance, compared with operating income of $3.6 million for the same period last year.
    The second quarter revenue reflects lower shipments of BA-5390 batteries to the U.S. military, as anticipated, due to delays in contract awards. Partially offsetting this decline in military shipments was an increase in revenue from the company's commercial product lines, including 9-volt and rechargeable batteries and systems.
    Gross margins for the quarter were 19% compared to 25% in the same quarter last year, mainly as a result of lower production volumes. Operating expenses were $4.0 million, a $0.6 million increase over last year, reflecting the company's commitment to new product development, including charging systems and accessories. Income taxes in the second quarter of 2005 amounted to $1.3 million, primarily resulting from a change in the New York State tax law that required a non-cash reduction to the company's deferred tax asset. The net loss for the second quarter of 2005 was $1.4 million, or $0.10 per share, compared with a net loss of $0.4 million, or $0.03 per share, a year ago. Last year's loss included a $4.0 million charge related to a write-down of the company's investment in Ultralife Taiwan Inc.
    For the six-month period ended July 2, 2005, revenues totaled $37.0 million compared with $55.4 million reported for the same period last year, resulting mainly from lower shipments of BA-5390 batteries to the U.S. military. The company reported an operating loss of $1.5 million for the first six months of 2005 compared to an operating income of $7.0 million last year, reflecting the revenue decline as well as higher operating expenses necessary to support the company's growth objectives. Net loss for first half of 2005 was $3.0 million, or $0.21 per share, compared to net income of $2.9 million, or $0.19 per diluted share, for 2004.
    "With about two-thirds of second quarter revenue derived from our commercial business, we are clearly gaining meaningful traction in a number of target commercial markets this year as design wins move into volume production," said John D. Kavazanjian, president and chief executive officer. "Our rechargeable business set new quarterly records for revenue and gross margin this quarter, an indication that we are benefiting from higher gross margin products, such as chargers and accessories. In our military business, we continued to expand our presence with international military organizations. We remain on track to complete qualification of the new and improved version of the BA-5390 battery, with a state-of-charge indicator, during the third quarter, which we believe will stimulate new order activity.
    "With qualification of the new version of the BA-5390, we will have a catalyst to resume revenue growth," continued Mr. Kavazanjian. "Combined with the strong growth in our commercial markets and additional product qualifications under the Next Gen II contract, we have all the elements for continued sequential revenue and profit growth throughout 2006."
    As of July 2, 2005, the company has reclassified approximately $6.0 million of debt from long-term to current. Management is working with its lenders to modify the financial covenants of its credit facility to accommodate the company's revised outlook. The company intends to reclassify the debt as long-term pending completion of the amendment to the credit facility and performing in line with its current financial outlook.

    Outlook

    Management is adjusting its guidance for the second half of 2005 as a result of the continued uncertainty of the timing of BA-5390 order flow. Management still anticipates that its commercial business will continue to grow in the second half of the year in key target markets such as automotive telematics, search and rescue, and medical.
    Based on the latest input from the U.S. military, management still anticipates receiving orders for the BA-5390, but at modest revenue levels. As previously stated, management anticipates that BA-5390 order flow will become more predictable following qualification under the Next Gen II, Phase IV award, which is expected to occur in the third quarter. In addition, management believes that the new version of the BA-5390, with the state-of-charge indicator, will strengthen the company's competitive advantage and support continued market share gains, contributing to sequential revenue growth in the fourth quarter.
    As a result, management currently projects revenues of approximately $21 million for the third quarter, including modest BA-5390 battery shipments, generating positive operating income. Management projects fourth quarter revenue to increase to approximately $25 million, with operating margins improving in line with revenue growth. Overall, revenues for the full year of 2005 are now projected to be approximately $83 million, compared with previous guidance indicating that revenues would be in a range between 2004's level of $98.2 million and up to 10% growth.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom and Germany, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information about Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on August 4 at http://investor.ultralifebatteries.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation #8744605, starting at 1:00 p.m. ET August 4 until 1:00 p.m. ET August 18.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.



                      ULTRALIFE BATTERIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                             (Unaudited)

----------------------------------------------------------------------

                             Three-Month Periods   Six-Month Periods
                                     Ended                Ended

                              July 2,   June 26,   July 2,   June 26,
                               2005       2004      2005      2004
                             ---------- --------- --------- ----------

Revenues:
  Non-rechargeable products    $17,692   $26,321   $30,500    $51,643
  Rechargeable products          3,262     1,691     5,390      3,065
  Technology contracts             649       427     1,076        719
                             ---------- --------- --------- ----------
Total revenues                  21,603    28,439    36,966     55,427

Cost of products sold:
  Non-rechargeable products     13,983    19,273    24,851     37,821
  Rechargeable products          2,823     1,773     4,900      3,632
  Technology contracts             592       345       987        594
                             ---------- --------- --------- ----------
Total cost of products sold     17,398    21,391    30,738     42,047
                             ---------- --------- --------- ----------

Gross margin                     4,205     7,048     6,228     13,380

Operating expenses:
  Research and development       1,059       560     1,905      1,063
  Selling, general, and
   administrative                2,942     2,858     5,843      5,329
                             ---------- --------- --------- ----------
Total operating expenses         4,001     3,418     7,748      6,392
                             ---------- --------- --------- ----------

Operating income/(loss)            204     3,630    (1,520)     6,988

Other income (expense):
  Interest income                   58        27       118         47
  Interest expense                (180)     (110)     (373)      (235)
  Write-off of UTI
   investment and note
   receivable                        -    (3,951)        -     (3,951)
  Miscellaneous                   (191)       32      (194)        93
                             ---------- --------- --------- ----------
(Loss)/income before income
 taxes                            (109)     (372)   (1,969)     2,942
                             ---------- --------- --------- ----------

Income tax
 provision/(benefit)-current        15         -        (2)        79
Income tax provision-
 deferred                        1,315         -     1,022          -
                             ---------- --------- --------- ----------
  Total income taxes             1,330         -     1,020         79
                             ---------- --------- --------- ----------

Net (loss)/income              $(1,439)    $(372)  $(2,989)    $2,863
                             ========== ========= ========= ==========

(Loss)/earnings per share -
 basic                          $(0.10)   $(0.03)   $(0.21)     $0.21
                             ========== ========= ========= ==========
(Loss)/earnings per share -
 diluted                        $(0.10)   $(0.03)   $(0.21)     $0.19
                             ========== ========= ========= ==========

Weighted average shares
 outstanding - basic            14,450    14,115    14,413     13,930
                             ========== ========= ========= ==========
Weighted average shares
 outstanding - diluted          14,450    14,115    14,413     15,109
                             ========== ========= ========= ==========


                       ULTRALIFE BATTERIES, INC.
                      CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                              (unaudited)
----------------------------------------------------------------------

                                                 July 2,  December 31,
                   ASSETS                          2005          2004
                                             ----------- -------------
Current assets:
   Cash and investments                          $8,168       $11,529
   Trade accounts receivable, net                10,066         8,585
   Inventories                                   17,491        13,938
   Prepaid expenses and other current assets      5,418         6,131
                                             ----------- -------------
     Total current assets                        41,143        40,183

Property and equipment                           20,242        20,202

Other assets                                     19,668        20,749
                                             ----------- -------------
   Total Assets                                 $81,053       $81,134
                                             =========== =============

         LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of
    long-term debt                               $8,489        $2,390
   Accounts payable                               6,533         3,545
   Other current liabilities                      3,945         3,603
                                             ----------- -------------
      Total current liabilities                  18,967         9,538
                                             ----------- -------------
Long-term liabilities:
    Long-term debt and capital lease
     obligations                                     48         7,215
    Other long-term liabilities                     458           756
                                             ----------- -------------
      Total long-term liabilities                   506         7,971
                                             ----------- -------------
Shareholders' equity:
   Common stock, par value $0.10 per share        1,522         1,502
   Capital in excess of par value               128,584       127,299
   Accumulated other comprehensive income          (966)         (605)
   Accumulated deficit                          (65,182)      (62,193)
                                             ----------- -------------
                                                 63,958        66,003
   Less --Treasury stock, at cost                 2,378         2,378
                                             ----------- -------------
       Total shareholders' equity                61,580        63,625
                                             ----------- -------------

Total Liabilities and Shareholders' Equity      $81,053       $81,134
                                             =========== =============




    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com